Exhibit 99.1

Deltagen Announces Closing of Acquisition of BMSPRL

REDWOOD CITY, Calif., February 19, 2002 – Deltagen, Inc. (Nasdaq: DGEN) announced today that it has completed the acquisition of Bristol-Myers Squibb Pharma Research Labs L.L.C. (BMSPRL), formerly known as CombiChem, Inc., from Bristol-Myers Squibb. Under the terms of the agreement, Bristol-Myers Squibb received $23.5 million of newly issued Deltagen common stock in exchange for 100 percent of the units of membership interest of BMSPRL. The number of Deltagen common shares issued in the transaction was based on the daily weighted average selling price of Deltagen common stock on the Nasdaq National Market over the period of six full trading days beginning February 6, 2002. Based on the six day weighted average stock price of $8.88, 2,647,481 shares of Deltagen common stock were issued to Bristol-Myers Squibb. The subsidiary will be renamed “Deltagen Research Laboratories.”

Deltagen is a biopharmaceutical company headquartered in Redwood City, California, and a world leader in the area of in vivo mammalian gene function information. Understanding the function, role and disease relevance of mammalian genes may facilitate the discovery and validation of drug targets and advance the development of new genomic-based medicines. Deltagen’s principal product, DeltaBase™, provides a database of in vivo derived, mammalian gene function information. In addition, the company is dedicated to determining the function of secreted proteins and is undertaking the discovery and development of biotechnology drug candidates internally or in collaboration with other parties. Deltagen currently has secreted protein agreements with Lilly and Hyseq, Inc. Current DeltaBase subscribers include GlaxoSmithKline, Merck, and Pfizer.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including uncertainties related to product and drug development, uncertainties related to the need for regulatory or other government approvals, Deltagen’s patents and other intellectual property and the patents and other intellectual property of its subsidiaries, uncertainties related to integration with its acquisition targets, dependence on proprietary technology, uncertainty of market acceptance of the company’s products, uncertainties related to business opportunities, the receipt of future payments, including milestones and royalties, the continuation of customer relationships and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.